SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934
                           (Amendment No.         )

  Filed by Registrant x
  Filed by a Party other than the Registrant []
  Check the appropriate box:
  [] Preliminary Proxy Statement
  [] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e) (2))
  x  Definitive Proxy Statement
  [] Definitive Additional Materials
  [] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SPORT SUPPLY GROUP INC.
               (Name of Registrant as Specified In Its Charter)

  ___________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):
  x    No fee required.
  [] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
  ______________________________________________________________
       (2) Aggregate numer of securities to which transactions applies:
  ______________________________________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ______________________________________________________________
       (4) Proposed maximum aggregate value of transaction:
  ______________________________________________________________
       (5) Total Fee Paid
  ______________________________________________________________
  []   Fee paid previously with preliminary materials.
  []   Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
  ______________________________________________________________
       (2) Form, Schedule or Registration Statement No:
  ______________________________________________________________
       (3) Filing Party:

       (4) Date Filed:
  ______________________________________________________________

                          SPORT SUPPLY GROUP, INC.
                             1901 Diplomat Drive
                        Farmers Branch, Texas  75234

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JANUARY 29, 1999


       As a stockholder of Sport Supply Group, Inc. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at Bent Tree Country Club, 5201 Westgrove, Dallas, Texas 75248, on January 29, 1999, at 2:00 p.m., for the following purposes:

       1.   To elect five directors to serve  for a term of one  year;  and

       2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

       The Board of Directors has fixed the close of business on December 15, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books of the Company will not be closed.

       You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, management desires to have the maximum representation at the meeting and respectfully requests that you date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder any time prior to its use as specified in the enclosed proxy statement.

                                     By Order of the Board of Directors


                                     TERRENCE M. BABILLA,
                                     Secretary

  Dallas, Texas
  December 17, 1998

                           YOUR VOTE IS IMPORTANT.
                   PLEASE EXECUTE AND RETURN PROMPTLY THE
            ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.



                       SPORT SUPPLY GROUP, INC.
                        _____________________

                           PROXY STATEMENT
                        _____________________

               FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JANAURY 29, 1999
                        _____________________

  To Our Stockholders:

       This Proxy Statement is furnished to stockholders of Sport Supply Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment or adjournments thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the back side of the proxy card. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on December 15, 1998 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is December 17, 1998.


            VOTING PROCEDURES AND REVOCABILITY OF PROXIES


       At the record date there were 7,410,703 shares of the Company's common stock, par value $.01 per share (the "Common Stock") issued and outstanding and entitled to vote at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Each outstanding share of Common Stock is entitled to one vote.

       The accompanying proxy card is designed to permit each stockholder of record at the close of business on the Record Date to vote on each of the proposals brought before the Annual Meeting. The proxy card provides space for a stockholder to vote in favor of, or to withhold voting for, the nominees for the Board of Directors. With respect to the proposal regarding the election of directors, checking the box that "Withholds Authority" to vote for a particular director is the equivalent of an abstention.

       For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

       Brokers holding shares of record for customers generally are not entitled to vote on certain "non-routine" matters unless they receive voting instructions from their customers. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (despite voting on at least one other proposal for which the nominee does have discretionary authority or for which it has received instructions). Broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

       Directors are elected by a plurality and the five (5) nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

       When a signed card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card in accordance with the stockholder's instructions vote the shares represented. The proxies for the stockholders are Geoffrey P. Jurick and John P. Walker. A stockholder desiring to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.

       If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the five nominees for director and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment(s). Valid proxies will be voted at the Annual Meeting and at any adjournment in the manner specified.

       Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any act inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless notice of such revocation has been received by the Company at or prior to the Annual Meeting.

                            ELECTION OF DIRECTORS

       Five directors are proposed to be elected at the Annual Meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor shall be elected and shall qualify. The election of directors will be decided by a plurality vote. All nominees named below are members of the present Board of Directors of the Company. All nominees have consented to serve if elected. If any nominee becomes unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Management has no reason to believe that any of the nominees named below will be unable to serve.

       Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice, certified mail, return-receipt requested and received by the Secretary of the Company no later than 60 days after the end of the Company's fiscal year. If, however, less than thirty-five days' notice of a stockholders' meeting called for the election of directors is given to stockholders, nominations by stockholders must be so made and received by the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director: (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of Common Stock of the Company that are beneficially owned by each such nominee and the nominating stockholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

       The current Board of Directors nominated the nominees named below for election to the Board of Directors of the Company. The name, age (as of December 10, 1998), business experience and public directorships of each nominee for director are as follows:
                                                                     Year
                                       Principal Occupation         First
         Name            Age            or Employment (1)           Became
                                                                   Director
         ----            ---            -----------------          --------
  Geoffrey P. Jurick      57    Chairman of the Board and Chief      1996
                                Executive Officer (2)(7)

  John P. Walker          35    President, Chief Operating           1996
                                Officer and Chief Financial
                                Officer (3)(7)

  Thomas P. Treichler     54    Chairman of the Board and Chief      1997
                                Executive Officer of Orient
                                Financial Corporation (4)

  Peter G. Bunger         58    Consultant (5)                       1996

  Johnson C.S. Ko         47    Chairman of Universal Appliances     1996
                                Limited (6)
 ________________________

  (1) Each of the nominees has held the position listed, or a similar position with the same or an affiliated organization, for at least the last five years, except as otherwise provided herein.

  (2) Geoffrey P. Jurick has served as a director of the Company since December 10, 1996. Mr. Jurick has served as the Company's Chairman of the Board since December 11, 1996 and the Company's Chief Executive Officer since January 23, 1997. Mr. Jurick has served as a director of Emerson Radio Corp. ("Emerson"), a Delaware corporation listed on the American Stock Exchange under the symbol "MSN" since 1990, and as Emerson's Chief Executive Officer and Chairman since July 1992 and December 1993, respectively. Mr. Jurick served as President of Emerson from July 1993 to October 1994. Emerson beneficially owns approximately 39% the Company's issued and outstanding Common Stock. See "Certain Relationships and Related Transactions." Since December 1993, Mr. Jurick has served as a director of Fidenas International Limited, L.L.C. and its predecessor ("FIN"), and, since May 1994, as an officer and general manager of FIN. Mr. Jurick has also served as a Director of Fidenas Investment Limited ("FIL") and Fidenas International Bank Limited
       ("FIBANK"). On January 10, 1995, the Supreme Court of the Commonwealth of the Bahamas (the "Bahamas Court") appointed an official liquidator of FIL and ordered that FIL be wound up. On January 27, 1995, the Bahamas Court appointed an official liquidator for FIBANK and ordered, subject to the ongoing supervision of the Bahamas Court, that FIBANK's assets be liquidated. Since May 1994, Mr. Jurick has served as a director, Chairman, and Chief Executive Officer of GSE Multimedia Technologies Corporation ("GSE"), which is traded in the over-the-counter market. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd. ("Elision"), a provider of computer and telecommunication services. See "Certain

       Relationships and Related Transactions." For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies, whose activities encompass merchant banking, investment banking, investment management, and corporate development.

  (3) John P. Walker has served as a director of the Company since December 10, 1996 and served as the Company's Chief Financial Officer since December 11, 1996. Mr. Walker served as an Executive Vice President from December 11, 1996 to July 28, 1998. Mr. Walker has served as the Company's President and Chief Operating Officer since July 28, 1998. Mr. Walker has served as Executive Vice President and Chief Financial Officer of Emerson since April 1996. Mr. Walker served as Emerson's Senior Vice President from April 1994 until March 1996, Vice President-Finance from February 1993 to April 1994, Assistant Vice President-Finance from June 1991 to January 1993, and Director of Financial Management from September 1989 to May 1991. Emerson beneficially owns approximately 39% of the Company's issued and outstanding Common Stock. See "Certain Relationships and Related Transactions."

  (4) Dr. Thomas P. Treichler has been a Director of the Company since March 23, 1997. Dr. Treichler has been the Chairman of the Board and Chief Executive Officer of Orient Financial Corporation, a San Francisco based financial and investment banking firm, since 1983. Dr. Treichler is a founder and member of the Board of Directors of Satrecol Australia Limited, an Australian venture capital investment company listed on the Main Board of the Australian Stock Exchange. Dr. Treichler is also an Independent Director of the Shanghai Growth Fund (listed on the Hong Kong Stock Exchange), a fund for direct investments into the greater Shanghai region.

  (5) Peter G. Bunger has been a director of the Company since December 10, 1996. Mr. Bunger has been a director of Emerson since July 1992. Emerson beneficially owns approximately 39% of the Company's issued and outstanding Common Stock. See "Certain Relationships and Related Transactions." Presently, he is a consultant with Savarina AG. Since October 1992, Mr. Bunger has served as a director of Savarina AG, an entity engaged in the business of portfolio management monitoring in Zurich, Switzerland, and since 1992, as a director of ISCS, a computer software company. From December 1991 until December 1993, Mr. Bunger was Vice Chairman of Montcour Bank and Trust Company Limited, a bank organized in the Bahamas and an affiliate of FIN.

  (6)  Johnson C.S. Ko has  been a director of  the Company since  December
       10, 1996. Since February 1994, Mr. Ko has served as the Chairman and Director of Universal Appliances Limited ("Universal"), a Hong Kong corporation listed on the Hong Kong Stock Exchange, which is engaged in manufacturing and distributing consumer electronics, household electrical and telecommunication products and printed circuit boards and in the dissemination of international financial market information and consumer data. Universal is the holding company for the Universal Group that owns or controls numerous subsidiary companies. Mr. Ko has also served on certain boards of these subsidiaries since February 1994. Since September 1997, Mr. Ko has served as Chairman of Cybersonic Technology Limited, a corporation listed on the Hong Kong Stock Exchange. Cybersonic is engaged in manufacturing and distributing consumer electronic products and footwear products. Mr. Ko has also served as the Chairman and Director of Kwan Wing Holdings Limited ("Kwan Wing Holdings") since October 1992, which is the holding company of Universal and an investment vehicle whose activities encompass trading, real property holding and financial services. Kwan Wing Holdings' principal operating company in Hong Kong is its wholly owned subsidiary Kwan Wing Development Ltd., in which Mr. Ko has served as director since 1989. From November 1992 to April 1995, Mr. Ko also served as Chairman and director of Mandarin Dragon Holdings Limited, a Hong Kong corporation listed on the Hong Kong Stock Exchange, which was also an investment holding company with business in the manufacturing and distribution of pharmaceuticals.

  (7)  On September  29,  1993,  Emerson and  five  of  its  United  States
       subsidiaries  filed  voluntary  petitions   for  relief  under   the
       reorganization provisions of Chapter 11 of the United States Bankruptcy Code. On March 31, 1994, the United States Bankruptcy Court for the District of New Jersey entered an order confirming the Fourth Amended Joint Plan of Reorganization that became effective on that date. See "Certain Relationships and Related Transactions."

           THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
              EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT


       The following table sets forth, as of December 8, 1998, the beneficial ownership of each current director, each nominee for director, each officer named in the Summary Compensation Table, the directors and executive officers as a group and each stockholder known to management of the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise indicated and based upon the Company's review of information as filed with the Securities and Exchange Commission ("SEC"), the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                      Amount and          Percent
                                      Nature of             Of
  Name and Address of                 Beneficial           Class
  Beneficial Owner                    Ownership
  ----------------                    ---------            -----
  Emerson Radio Corp.                 3,269,500 (1)         38.9%
  Nine Entin Road
  Parsippany, New Jersey 07054

  Dimensional Fund Advisors, Inc.       423,725 (2)          5.7%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

  Wellington Management Company, LLP    747,800 (3)         10%
  75 State Street
  Boston, Massachusetts 02109

  Geoffrey P. Jurick*                 3,469,500 (4)         40.3%

  John P. Walker*                       111,814 (5)          1.5%

  Peter G. Bunger*                        6,250 (6)           **

  Johnson C.S. Ko*                       16,250 (6)           **

  Thomas P. Treichler*                    6,250 (6)           **

  Terrence M. Babilla                    34,530 (7)           **

  Adam Blumenfeld                       126,800 (8)         1.7%

  Executive Officers and Directors
  as a group (7 persons)              3,771,394 (9)        42.6%
 ____________________
  (*) Director (all current directors are nominees for director). (**) Less than one percent

   (1) Based on information set forth in Amendment No. 3 to Schedule 13D dated December 3, 1996, filed with the SEC by Emerson. On August 1, 1996, Emerson and Emerson Radio (Hong Kong) Limited, a wholly owned subsidiary of Emerson ("Emerson HK"), filed a Schedule 13D with the SEC. Pursuant to the Schedule 13D, Emerson HK reported that it acquired 669,500 shares of the Company's Common Stock (the "Initial Shares"). Emerson HK reported in such Schedule 13D that it has sole voting and dispositive power with respect to the Initial Shares. On December 10, 1996, Emerson acquired directly from the Company (i) an additional 1,600,000 shares of newly-issued Common Stock (the "New Shares") and (ii) 5-year warrants to acquire an additional 1,000,000 shares of Common Stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments (the "Emerson
       Warrants"). Pursuant to a Pledge and Security and Agreement, Emerson pledged to Congress Financial Corporation ("Congress") the New Shares and the Emerson Warrants together with all proceeds thereof and all dividends and other income and distributions thereon or with respect thereto and all rights of Emerson to have the New Shares and any shares of Common Stock acquired through the exercise of the Emerson Warrants (as permitted by Congress) registered under a certain Registration Rights Agreement. Effective March 31, 1998, Congress released 1,100,000 of the New Shares from the Pledge and Security Agreement. See "Certain Relationships and Related
       Transactions" for a more detailed description of Emerson's investment in the Company.

  (2) Based on information set forth in a letter from Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor. For the period ending September 30, 1998, Dimensional reported it has sole voting power with respect to 289,725 shares and sole dispositive power with respect to 423,725 shares. Dimensional reported that all of such shares are held in portfolios of DFA Investment Dimensions Group, Inc. (the "Fund"), a registered open-end investment company, or in a series of The DFA Investment Trust Company (the "Trust"), a Delaware business trust, or the DFA Group Trust and DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Persons who are officers of Dimensional also serve as officers of the Fund and the Trust. In their capacity as officers of the Fund and the Trust, the persons vote 42,300 additional shares that are owned by the Fund and 91,700 additional shares that are owned by the Trust (both of which are included in sole dispositive power above).

  (3) Based on information set forth in a Schedule 13G dated February 10, 1998, filed with the SEC by Wellington Management Company, LLP ("WMC"). WMC reported it has shared voting power with respect to 697,800 shares of Common Stock and shared dispositive power with respect to 747,800 shares of Common Stock.

  (4) Mr. Jurick's address is Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234. Mr. Jurick, directly and indirectly, beneficially owns approximately 60.5% of the outstanding shares of Emerson's common stock and is the Chairman of the Board and Chief Executive Officer of Emerson and, therefore, may be deemed to control Emerson. As a result of such control, Mr. Jurick may be deemed to beneficially own the securities of the Company beneficially owned by Emerson. See Note (1) above. Mr. Jurick disclaims any such beneficial ownership. See "Certain Relationships and Related Transactions." Mr. Jurick's beneficial ownership also includes 200,000 shares of Common Stock issuable upon exercise of stock options that are exercisable currently or within sixty (60) days of the date hereof.

  (5) Consists of (i) 45,147 shares of Common Stock, of which 10,444 are subject to vesting requirements, and (ii) 66,667 shares of Common Stock issuable upon exercise of stock options that are exercisable currently or within sixty (60) days of the date hereof.

  (6) Includes 6,250 shares of Common Stock issuable upon exercise of stock options that are exercisable currently or within sixty (60) days of the date hereof.

  (7) Consists of 1,197 shares of Common Stock and 33,333 shares of Common Stock issuable upon exercise of stock options that are exercisable currently or within sixty (60) days of the date hereof.

  (8) Consists of 126,800 shares of Common Stock issuable upon exercise of stock options that are exercisable currently or within sixty (60) days of the date hereof.

  (9) Includes 445,550 shares of Common Stock issuable upon exercise of stock options that are exercisable currently or within sixty (60) days of the date hereof and 1,000,000 shares of Common Stock issuable upon exercise of the Emerson Warrants. Mr. Jurick disclaims beneficial ownership of the securities of the Company owned by Emerson. See footnote 4 above.

                      BOARD OF DIRECTORS AND COMMITTEES

       The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors held five (5) formal meetings. During the 1998 fiscal year, each member of the Board participated in at least 75% of all Board and committee meetings held during the period for which he served as a director and/or committee member.

       During fiscal 1998, the Board of Directors had an audit committee, a stock option committee, and a compensation committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

       Audit Committee. The Company's Audit Committee is presently comprised of Peter G. Bunger and Thomas P. Treichler. The Audit Committee recommends to the Board of Directors the appointment of a firm of certified public accountants to conduct audits of the accounts and affairs of the Company and monitors the performance of such firm, reviews accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee held one (1) formal meeting during fiscal 1998.

       Stock Option Committee. Johnson C. S. Ko and Thomas P. Treichler (each of whom is a Non-employee Director, as defined in the Company's Amended and Restated Stock Option Plan) presently administer the Company's Option Plan. The Amended and Restated Stock Option Plan provides that the Stock Option Committee has full and final authority to select the key employees, directors and consultants to whom awards are granted, the number of shares of Common Stock with respect to such awards, and the terms of such awards, including the exercise price of the stock options and any vesting periods. In general, the Stock Option Committee is authorized to construe, interpret and administer the Amended and Restated Stock Option Plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of the Amended and Restated Stock Option Plan, and make all other determinations necessary or advisable for its implementation and administration. The Stock Option Committee held one (1) formal meeting and acted by unanimous consent two (2) times during fiscal 1998.

       Compensation Committee. The Company's Compensation Committee is presently comprised of Peter G. Bunger and Johnson C.S. Ko. The Compensation Committee administers the Employee Stock Purchase Plan. In addition, the Compensation Committee is responsible for recommending to the Board of Directors compensation arrangements for the Company's Chairman of the Board, which recommendation is subject to the approval of a majority of the disinterested directors. The Compensation Committee held one (1) formal meetings during fiscal 1998.

       The Board of Directors did not have a standing nominating committee, or any other committee performing similar functions during fiscal 1998. The Board of Directors performed the functions customarily attributable to a nominating committee as a whole.

  Compensation of Directors

       During fiscal 1998, nonmanagement directors were entitled to receive up to $8,000 in annual directors' fees. During fiscal 1998, Mr. Bunger, Mr. Ko and Dr. Treichler each received $8,000 in directors' fees. Officers of the Company do not receive compensation for serving on the Board of Directors. Non-employee directors are automatically granted nonqualified stock options to purchase 3,125 shares of Common Stock on an annual basis.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  Summary Compensation Table

       The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers, based on salary and bonus earned during fiscal 1998. During 1997 the Company changed its fiscal year-end from October 31 to September 30. As a result, fiscal 1997 is a transition period consisting of eleven calendar months. During fiscal 1996, the Company was operating on a 52/53-week year ending on the Friday closest to October 31. During fiscal 1997 and 1998, the Company was operating on a 52/53-week year ending on the Friday closest to September
  30. The information set forth in the following table is for the twelve-month fiscal year-ended November 1, 1996, the eleven-month fiscal year-ended September 26, 1997, and the twelve-month fiscal year-ended October 2, 1998.

                                                                                    Securities
                                                      Other Annual   Restricted     Underlying
        Name and       Fiscal   Salary       Bonus    Compensation     Stock        Options/       All Other
   Principal Position   Year     ($)        ($) (3)        ($)         Awards         SARs       Compensation
                                                                        ($)           (#)            ($)
---------------------  -----------------------------------------------------------------------   ------------
Geoffrey P. Jurick,    1998   $250,000          ---         ---           ---          ---              ---
Chairman of the Board  1997   $114,582(1)   $280,000        ---           ---       300,000             ---
and Chief              1996       ---           ---         ---           ---          ---              ---
Executive Officer (1)

John P. Walker,        1998   $260,833(2)       ---     $110,518 (2)  $412,500(2)      ---        $    3,213(2)
President, Chief       1997   $152,609      $200,000    $130,805 (2)      ---       100,000(5)    $    1,188(2)
Operating Officer      1996       ---           ---         ---           ---          ---              ---
and Chief Financial
Officer (2)

Terrence M. Babilla,   1998   $220,000          ---     $ 48,628 (4)      ---       100,000(5)    $    2,904(4)
Executive Vice         1997   $183,333      $ 75,000        ---           ---          ---              ---
President, General     1996   $182,500      $ 35,000        ---           ---                     $   71,875(4)
Counsel and Secretary                                                                25,000(4)
(4)

Adam Blumenfeld,       1998   $114,792          ---         ---           ---        45,000             ---
Vice President- Sales  1997   $ 81,639      $ 37,000        ---           ---                           ---
and Marketing (6)      1996   $ 68,474      $ 20,557        ---           ---          ---              ---

Peter S. Blumenfeld,   1998   $208,333          ---      $ 14,042         ---          ---        $1,135,047(7)
President and Chief    1997   $226,245      $135,000        ---           ---       279,325(5)(7)       ---
Operating Officer,     1996   $224,258          ---         ---           ---          ---              ---
retired (7)



  (1) Mr. Jurick has served as Chairman of the Board since December 10, 1996, the date which the Company and Emerson consummated that certain Securities Purchase Agreement, dated November 27, 1996, by and between the Company and Emerson (the "Emerson Agreement"). See "Certain Relationships and Related Transactions." Mr. Jurick has served as the Company's Chief Executive Officer since January 23, 1997. The Company did not pay Mr. Jurick any salary during fiscal 1997. However, pursuant to a Management Services Agreement by and between the Company and Emerson, the Company paid Emerson $114,582 in reimbursement of salary paid by Emerson to Mr. Jurick for the benefit of the Company. See "Certain Relationships and Related Transactions." Effective October 18, 1997, the Company began paying Mr. Jurick an annualized salary of $250,000 and ceased reimbursing Emerson for such payments.

  (2) Mr. Walker served as Executive Vice President from December 11, 1996 through July 28, 1998. Mr. Walker has served as Chief Financial Officer since December 11, 1996 and as President and Chief Operating Officer since July 28, 1998. Emerson reimbursed SSG $70,833 of the amount included in "Salary" in the Summary Compensation Table for fiscal 1998 in reimbursement of salary paid by SSG to Mr. Walker for the benefit of Emerson. Emerson reimbursed SSG $35,000 of the amount included in "Bonus" in the Summary Compensation Table for fiscal 1997 in reimbursement of bonus paid by SSG to Mr. Walker for the benefit of Emerson. Emerson has agreed to pay SSG an additional $15,000 of this bonus amount. The amount in "Other Annual Compensation" in the Summary Compensation Table for fiscal 1998 consists of the following: (i) country club related dues and expenses of $16,071, (ii) automobile related expenses of $18,336 and
       (iii) relocation expenses, including tax gross-ups relating to such expenses, of $76,111. The amount in "Restricted Stock Awards" in the Summary Compensation Table for fiscal 1998 relates to a grant of 50,000 shares of the Company's restricted common stock to Mr. Walker (the "Restricted Shares"). The fair market value of the Restricted Shares as set forth in the Summary Compensation Table was calculated by multiplying 50,000 times $8.25, which was the closing market price of the Company's common stock on the date of grant. 16,667 of the Restricted Shares vested immediately. The balance of the
       Restricted Shares is scheduled to vest in 24 equal monthly installments, beginning February 15, 1998. The Restricted Shares vest immediately upon a Change in Control of the Company, as defined therein. Mr. Walker possesses all incidents of ownership to the Restricted Shares, including the right to vote and receive dividends on the Restricted Shares if any dividends are issued. Mr. Walker also has certain registration rights relating to the resale of the Restricted Shares. As of the end of fiscal 1998, Mr. Walker owned 41,819 Restricted Shares; 8,181 Restricted Shares were withheld to satisfy tax obligations on the 27,779 Restricted Shares that vested during fiscal 1998. The fair market value of the 41,819 Restricted Shares at October 2, 1998 was $297,960. The amount in "Other Annual Compensation" in the Summary Compensation Table for fiscal 1997 consists of the following: (i) $32,577 for initiation fees for a country club plus monthly dues, (ii) automobile allowance of $9,000, and (iii) relocation expenses, including tax gross-ups relating to such expenses, of $89,228. See "Executive Compensation and Other Information -- Employment Agreements." The amount in "All Other Compensation" is comprised of matching 401(k) contributions. Mr. Walker also received an interest free bridge loan in the amount of $100,000 to be used toward the purchase of a residence in Texas. The loan is due to be repaid on March 31, 1999. Such loan is not reflected in the Summary Compensation Table. See "Executive Compensation and Other Information -- Employment Agreements."

  (3) Bonuses for the fiscal year-ended October 2, 1998 are not reflected in this column because they were not calculable through the date of this Proxy Statement.

  (4)  Mr. Babilla  has served  as General  Counsel since  March 13,  1995,
       Secretary since May 13, 1996 and Executive Vice President since January 13, 1998. From September 1987 to March 1995, Mr. Babilla was an attorney with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas. The amount in "Other Annual Compensation" in the Summary Compensation Table for fiscal 1998 consists of country club initiation fees and related dues of $36,821 and automobile related expenses of $11,807. See "Executive Compensation and Other
       Information-Employment Agreements." The amount in "All Other Compensation" in the Summary Compensation Table for fiscal 1998 is comprised of matching 401(K) contributions. Mr. Babilla was granted options to acquire 25,000 shares of the Company's Common Stock in fiscal 1995. All of Mr. Babilla's options granted in fiscal 1995 were repriced in fiscal 1996 and are, therefore required to be reported as compensation in fiscal 1996. These stock options permitted Mr. Babilla to elect for a period of 180 days following a change in control (as defined in the option agreements governing the options) to surrender to the Company for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, Mr. Babilla was entitled to receive for each share of Common Stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of Common Stock during the 360 day calendar period prior to Mr. Babilla's election to surrender the option as described in this paragraph. The execution, delivery and performance of the Emerson Agreement were deemed to be a change in control for purposes of these options. See "Certain Relationships and Related Transactions." Mr. Babilla surrendered his options to the Company on December 13, 1996 in exchange for $71,875. This amount is reported in "All Other Compensation" in the Summary Compensation Table for fiscal 1996.

  (5) The agreements governing these stock options were amended in January 1998 to permit the optionee to elect for a period of 180 days following a change in control (as defined in the option agreements governing the options) to surrender to the Company for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee will be entitled to receive for each share of Common Stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of Common Stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph.

  (6) Adam Blumenfeld was Director of Youth Sales at the Company from August 1, 1993 to December 31, 1994, Vice President of Youth Sales from January 1, 1995 to January 15, 1998, and has been Vice President of Sales and Marketing since January 16, 1998.

  (7) Mr. Peter Blumenfeld served as President and Chief Operating Officer of the Company until his retirement on July 28, 1998. The Company paid Mr. Peter Blumenfeld $898,650 upon his retirement (before taxes and other deductions) pursuant to the terms of his Severance Agreement. See "Executive Compensation and Other Information -- Severance Agreements." In addition, the Company paid Mr. Blumenfeld $19,420 pursuant to the terms of a Consulting and Separation Agreement dated to be effective as of July 28, 1998 (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, the Company has agreed to pay Mr. Blumenfeld approximately $9,700 per month through July 31, 2000. The amount in "Other Annual Compensation" in the Summary Compensation Table for fiscal 1998 consists of country club dues of $4,500 and automobile related expenses of $9,542. The following amounts are included in "All Other Compensation" in the Summary Compensation Table for fiscal 1998: (i) $898,650 paid in fiscal 1998 pursuant to Mr. Blumenfeld's Severance Agreement; (ii) $233,034 accrued pursuant to the terms of the Consulting Agreement; (iii) an automobile allowance of $1,908 that was paid after Mr. Blumenfeld's retirement, and (iv) $1,455 in matching 401(k) contributions. Mr. Blumenfeld was granted an option to acquire 35,000 shares of Common Stock during fiscal 1997. In addition, options to acquire 244,325 shares of Common Stock granted to Mr. Blumenfeld in prior fiscal years were repriced during fiscal 1997 and are, therefore, required to be reported as compensation during fiscal 1997. All of Mr. Blumenfeld's options expired upon his retirement.

  Option Grants During 1998 Fiscal Year

  The following table provides information related to options granted to the named executive officers during fiscal 1998.

                                                                             Potential Realizable
                                                                           Value at Assumed Annual
                                                                            Rates of Stock Price
                     Individual Grants in Last Fiscal Year              Appreciation for Option Term (1)

                    Number of   % of Total
                    Securities   Options/
                    Underlying    SARs                   Grant
                    Options/     Granted to Exercise or  Date
                      SARs       Employees  Base         Market
                    Granted      in Fiscal  Price        Price       Expiration
     Name              (#)         Year     ($/Sh)(2)    ($/Sh)(2)      Date      0%($)    5%($)       10%($)
------------------- -------      --------   -------      ------      ----------    ----    -----       ------
Terrence M. Babilla 100,000(3)     36%       $7.50        $7.25       10/27/07     $-0-    $11,250     $47,500
Adam  Blumenfeld     45,000(4)      4%       $7.50        $7.50        1/27/08     $-0-    $16,875     $33,750

__________


  (1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options.

  (2) The option exercise price may be paid (a) in shares of Common Stock previously owned by the executive officer, (b) by withholding shares of Common Stock that would otherwise be issued upon exercise, (c) in cash or (d) a combination of the foregoing.

  (3) All of these options vest in 3 equal annual installments beginning on March 31, 1998; provided, however, the options will vest immediately upon a change in control (as defined in the option agreements) of the Company.

  (4) All of these options vest in 3 equal annual installments beginning on January 16, 1999.


  Option Exercises  During 1998  Fiscal Year  and  Fiscal Year  End  Option
       Values

  The following table provides information related to options exercised by the named executive officers during the 1998 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                              Number of
                                             Securities          Value of
                                             Underlying        Unexercised
                                             Unexercised       In-the-Money
                        Shares              Options/SARs       Options/SARs
                       Acquired               at FY-End         at FY-End
                          on     Value           (#)              ($)(1)
                       Exercise Realized    Exercisable/       Exercisable/
       Name              (#)      ($)       Unexercisable     Unexercisable
---------------------- -------- --------    -------------     -------------
Geoffrey P. Jurick       ---      ---      100,000/200,000        0/0
John P. Walker           ---      ---     33,333/66,667 (2)       0/0
Terrence M. Babilla      ---      ---     33,333/66,667 (2)       0/0
Adam Blumenfeld          ---      ---      111,800/45,000      $27,950/0
Peter S. Blumenfeld (3)  ---      ---            0/0              0/0
  (3)

  __________________

  (1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on October 2, 1998 was $7.13. Value is calculated on the basis of the difference between $7.13 and the option exercise price of "in the money" options, multiplied by the number of shares of Common Stock underlying the option.

  (2) The agreements governing these stock options were amended in January 1998 to permit the optionee to elect for a period of 180 days following a change in control (as defined in the option agreements governing the options) to surrender to the Company for cancellation all or any part of the unexercised portion of the option. In consideration of such surrender and cancellation, the optionee will be entitled to receive for each share of Common Stock as to which the surrendered portion of the option relates, an amount in cash equal to the difference between the exercise price per share under the option and the highest closing sales price per share of Common Stock during the 360 day calendar period prior to the optionee's election to surrender the option as described in this paragraph.

  (3) All of Mr. Peter Blumenfeld's  options terminated upon his retirement
    on   July  28,   1998.     See  "Certain   Relationships  and   Related
    Transactions."

  Employment Agreements

       Effective January 14, 1998, the Company entered into a three-(3) year employment agreement with John P. Walker. Pursuant to Mr. Walker's employment agreement, Mr. Walker receives base annual compensation (subject to annual increases by the Board of Directors) of $290,000. The employment agreement also provides for (i) an annual bonus equal to an amount up to 30% of Mr. Walker's base salary upon attainment of the Company's business plan and other agreed upon benchmarks, (ii) an additional annual performance bonus to be approved at the discretion of the Board of Directors, or a committee thereof, (iii) country club dues,
  (iv) car allowance, (v) relocation expenses, including an interest free bridge loan in the amount of $100,000 secured by the real estate purchased, (vi) participation in the Company's health insurance plans, and (vii) certain tax gross-ups. Mr. Walker's Employment Agreement also provides for certain severance payments if Mr. Walker is terminated without cause or constructively discharged prior to January 13, 2001. The Company has also agreed to make available to Mr. Walker an interest free loan for 6 months to purchase the shares of Common Stock underlying his stock options, which loan would be secured by the shares of Common Stock. Pursuant to Mr. Walker's employment agreement, Mr. Walker may devote up to 33% of his working time fulfilling his obligations as an officer of Emerson. During fiscal 1998, Emerson reimbursed the Company $100,000 for Mr. Walker's salary and $50,000 for Mr. Walker's fiscal 1997 bonus. See "Executive Compensation and Other Information-Summary Compensation Table."

       Effective October 18, 1997, the Company entered into an employment agreement with Geoffrey P. Jurick, which employment agreement is scheduled to expire on March 31, 2000. Pursuant to Mr. Jurick's employment agreement, Mr. Jurick receives base annual compensation (subject to increases by the Board of Directors) of $250,000. The employment agreement also provides for (i) an annual bonus equal to an amount up to 30% of Mr. Jurick's base salary upon attainment of the Company's business plan and other agreed upon benchmarks, (ii) an additional annual performance bonus to be approved at the discretion of the Board of Directors or a committee thereof, (iii) the use of a Company car and certain other benefits, such as participation in the Company's health insurance plans, and (iv) certain tax gross-ups. Pursuant to Mr. Jurick's employment agreement, Mr. Jurick may devote up to 50% of his working time fulfilling his obligations as an officer of Emerson.

       Effective January 14, 1998, the Company entered into a three-(3) year employment agreement with Terrence M. Babilla. Pursuant to Mr. Babilla's employment agreement, Mr. Babilla receives base annual compensation (subject to annual increases by the Board of Directors) of $220,000. The employment agreement also provides for (i) an annual bonus equal to an amount up to 30% of Mr. Babilla's base salary upon attainment of the Company's business plan and other agreed upon benchmarks, (ii) an additional annual performance bonus to be approved at the discretion of the Board of Directors, or a committee thereof, (iii) country club dues,
  (iv) car allowance, (v) participation in the Company's health insurance plans, and (vi) certain tax gross-ups. Mr. Babilla's Employment Agreement also provides for certain severance payments if Mr. Babilla is terminated without cause or constructively discharged prior to January 13, 2001. Pursuant to Mr. Babilla's employment agreement, Mr. Babilla may devote up to 10% of his working time fulfilling his obligations as an employee of Emerson and Emerson will pay any salary directly to Mr. Babilla. See "Executive Compensation and Other Information-Summary Compensation Table."

       Effective January 16, 1998, the Company entered into a three-(3) year employment agreement with Adam Blumenfeld. Pursuant to Mr. Adam Blumenfeld's employment agreement, Mr. Adam Blumenfeld receives base annual compensation (subject to annual increases by the Board of Directors) of $125,000. The employment agreement also provides for (i) an annual bonus upon attainment of the Company's business plan and other agreed upon benchmarks, (ii) an additional annual performance bonus to be approved at the discretion of the Board of Directors, or a committee thereof, (iii) car allowance, and (iv) participation in the Company's health insurance plans. Mr. Adam Blumenfeld's Employment Agreement also provides for certain payments if Mr. Adam Blumenfeld is terminated without cause or constructively discharged prior to January 16, 2001. See "Executive Compensation and Other Information-Summary Compensation Table."

       In February 1991, the Company entered into a five-year employment agreement with Peter S. Blumenfeld. Mr. Blumenfeld's employment agreement expired by its own terms on February 28, 1998. However, the employment agreement also provided that if Mr. Blumenfeld was terminated without cause (as defined) prior to December 10, 1999, Mr. Blumenfeld would be entitled to receive payments under his Severance Agreement. Mr. Blumenfeld retired on July 28, 1998 and was paid pursuant to the terms of his Severance Agreement. Mr. Blumenfeld also entered into a Consulting and Separation Agreement with the Company. See "Executive Compensation and Other Information - Summary Compensation Table; - Severance Agreements." See also "Certain Relationships and Related Transactions."

       The Company may terminate its obligations under the applicable employment agreements if the employee covered by the employment agreement is discharged for cause (as defined in such agreements). Each of the foregoing employees may be discharged without cause, provided the Company continues to pay the remaining compensation payments due under the agreements. Each of the foregoing employees may terminate their employment prior to expiration of the agreements and, if the Company has not breached any provision of the agreements, the Company will be required to pay only the compensation earned to the date of termination. Any amount payable upon termination will reduce amounts payable under Mr. Walker's and Mr. Babilla's Severance Agreements described below.

  Severance Agreements

       The Company has entered into a Severance Agreement with Messrs. Peter Blumenfeld, Walker and Babilla. Upon a change in control of the Company, each of the Severance Agreements becomes effective for three years. The execution, delivery and performance of the Emerson Agreement resulted in a change in control under Messrs. Blumenfeld's and Babilla's Severance Agreements. See "Certain Relationships and Related Transactions."

       After a change in control, the Company may terminate the employee's employment only by reason of the employee's death or disability or for cause (as defined in the agreements). The employee is entitled to cash severance compensation from the Company if the Company terminates the employee's employment for any other reason after a change in control, or if the employee resigns after a change in control and any one of the following events has occurred: (a) an adverse change in the nature or scope of the employee's position with the Company; (b) a reduction in the employee's salary, bonus or incentive compensation or a significant reduction in other monetary or nonmonetary benefits to which the employee was entitled; (c) a good faith determination by the employee that a change in circumstances has significantly affected his position, or that a change in the composition or policies of the Board of Directors, or such other material event, has substantially rendered such employee unable to carry out or perform his position with the Company; (d) the Company has required the employee to relocate or travel significantly more than prior to the change in control; or (e) the Company has committed any material breach of the agreement.

       The cash severance compensation is equivalent to 299% of the sum of:
  (a) the highest annual salary of the employee during the period of employment commencing on the day prior to a change in control and continuing until expiration of the agreement or the employee's salary immediately prior to the change in control, whichever is larger; and (b) bonuses or incentive compensation paid by the Company in the preceding fiscal year. The severance compensation is generally designed to compensate for the loss of the employee's compensation, including salary and bonuses, less any amounts the payment of which might cause adverse consequences under federal income tax laws (as described in the agreements). On July 28, 1998 the Company paid Mr. Peter Blumenfeld $898,650 upon his retirement (before taxes and other deductions) pursuant to the terms of his Severance Agreement. In addition, the Company and Mr. Peter Blumenfeld entered into a Consulting and Separation Agreement dated to be effective as of July 28, 1998 (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, the Company has agreed to pay Mr. Blumenfeld approximately $9,700 per month through July 31, 2000. See "Executive Compensation and Other Information - Summary Compensation Table." As of November 25, 1998, the maximum aggregate contingent liability under the named executive officers' severance agreements was approximately $2,267,500.

  Anti-Takeover Effect of Certain Provisions

       The provisions of the option agreements and Mr. Walker's restricted stock agreement that include change-in-control provisions, employment agreements and severance agreements may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder may consider to be in the stockholder's best interest, including attempts that might result in a premium over the market price for shares held by stockholders.

  Compensation  Committee   Interlocks   and   Insider   Participation   In
  Compensation Decisions

       The Compensation Committee is responsible for recommending to the Board of Directors compensation arrangements for the Company's Chairman of the Board and Chief Executive Officer, which recommendation is subject to the approval of a majority of the disinterested directors. The Chairman of the Board was responsible for establishing compensation arrangements for all other executive officers, subject to the review and approval of the Board of Directors. During fiscal 1998, Peter G. Bunger and Johnson C.S. Ko served as members of the Company's Compensation Committee.

       Geoffrey P. Jurick serves as Chairman of the Board and Chief Executive Officer of the Company and Emerson. John P. Walker serves as President, Chief Operating Officer and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of Emerson. Mr. Walker is also a director of the Company. Mr. Bunger, who is a director of the Company and Emerson, serves on the Compensation Committee of the Company and Emerson. The following executive officers, who were also members of the Board of Directors during fiscal 1998, participated in deliberations concerning executive officer compensation:
  Geoffrey P. Jurick, Peter S. Blumenfeld and John P. Walker. Peter S. Blumenfeld is no longer an officer or director of the Company. See "Certain Relationships and Related Transactions."

  Report of the Compensation Committee and Stock Option Committee on Executive Compensation

       During fiscal 1998 the Company's Compensation Committee, Chairman of the Board, and the Stock Option Committee shared the responsibility for establishing and administering the Company's executive compensation programs. The Compensation Committee had responsibility for determining compensation to be paid to the Chairman of the Board and Chief Executive Officer, subject to the approval of a majority of the disinterested directors. The Stock Option Committee had responsibility for administering the Company's Stock Option Plan, including authority regarding the selection of award recipients and the size and terms of all option grants under the Option Plan. The Chairman of the Board, subject to review and approval by the Board of Directors, determines on an annual basis the compensation to be paid to the executive officers of the Company. Under the supervision of the Compensation Committee and the Board of Directors, the Company developed and implemented compensation policies, plans and programs that sought to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's executives with those of its stockholders. The specific objectives of the Company's executive compensation program were to:

       . Support  the  achievement of  the  Company's  strategic  operating objectives.
       . Provide compensation at competitive levels that will attract and retain superior talent and reward executive officers based upon performance.
       . Align the executive officers' interests with the success of the Company by placing the majority of pay increases at risk (i.e. increases that are dependent upon Company performance).

       The Company's executive officer compensation program for fiscal 1998 was comprised of base salary, cash bonuses and long-term incentive compensation in the form of stock options and restricted stock.

       Base salaries for the executive officers of the Company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation Committee reviews the base salary for the Chairman of the Board and Chief Executive Officer on an annual basis and recommends compensation arrangements for the Company's Chairman of the Board and Chief Executive Officer. Implementation of the Chairman and Chief Executive Officer's compensation arrangement is subject to the approval of a majority of the disinterested directors. The Chairman of the Board reviews the base salary of all the other executive officers on an annual basis and recommends compensation arrangements to the Board of Directors for such executive officers. In determining salary adjustments, the Compensation Committee and the
  Chairman of the Board consider the Company's growth in earnings and revenues, the reduction in expenses, the Company's results of operations as compared to the Company's business plan, and each executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered are the executive's positions, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of pay for the position(s) in which the executive serves. The Compensation Committee (with respect to compensation arrangements for the Chairman and Chief

  Executive Officer) and the Chairman (with respect to compensation arrangements for the other executive officers) exercise their judgment based upon the above criteria and do not apply a specific formula or assign a weight to each factor considered. The Company has entered into employment agreements with each of Messrs. Jurick, A. Blumenfeld, Walker and Babilla. See "Executive Compensation and Other Information -- Employment Agreements."

       At the beginning of each fiscal year, management submits a business plan to the Board of Directors and the Compensation Committee. The business plan establishes performance goals of the Company for such fiscal year. Such goals may include target increases in sales, net income and earnings per share, reduction in expenses, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base. Cash bonuses are paid based upon successful achievement of some or all of the foregoing factors.

       Bonuses for the fiscal year ended October 2, 1998 are not reflected in the Summary Compensation Table because they were not calculable through the date of this Proxy Statement. However, the Employment Agreements described above provide for an annual bonus upon attainment of the Company's business plan and other agreed upon benchmarks as well as an additional annual bonus to be approved at the discretion of the Board of Directors or a committee thereof. See "Executive Compensation and Other Information-Employment Agreements."

       The award of options to purchase Company Common Stock and the grant of shares of restricted stock forms the basis for the Company's long-term incentive plan for officers and key employees. Awards of stock options have been made during the current fiscal year from the Option Plan administered by the Stock Option Committee. The shares of restricted stock issued to Mr. Walker during fiscal 1998 were approved by the Compensation Committee. The specific objective of all awards is to align executive and stockholder long-term interests by creating a strong correlation between executive pay and stockholder return. The Company intends that its executives develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. During fiscal 1998, executive officers were granted options to purchase 145,000 shares of Common Stock and 50,000 shares of restricted stock. The Stock Option Committee arbitrarily determined the number of stock options granted to the executive officers. The Compensation Committee arbitrarily determined the number of shares of restricted stock issued to the executive officers.

       The Company paid Mr. Jurick, the Chief Executive Officer, $250,000 in base salary during fiscal 1998. The salary paid to Mr. Jurick in fiscal 1998 was subjectively established by the Compensation Committee and not subject to specific criteria.

       The Board  of  Directors  has considered  the  potential  impact  of
  Section 162(m) of the Code. Section 162(m) of the Code generally provides that a publicly held corporation's deduction for compensation paid to its covered employees is limited to $1 million per year, subject to certain exceptions. Since the cash compensation of each of the Company's current covered employees is below the $1 million threshold and the Amended and Restated Stock Option Plan has been revised to meet the requirements of Section 162(m) of the Code, the Board of Directors believes that Section 162(m) will not reduce the federal income tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.

       This report is submitted by the members of the Board of Directors, the Compensation Committee and the Stock Option Committee that were in existence at the end of fiscal 1998:

  Board of Directors     Compensation Committee   Stock Option Committee


  Geoffrey P. Jurick     Peter G. Bunger          Thomas P. Treichler
  John P. Walker         Johnson C.S. Ko          Johnson C.S. Ko
  Peter G. Bunger
  Johnson C.S. Ko
  Thomas P. Treichler

       This report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference.

  Corporate Performance Graph

       The following graph shows a comparison of cumulative total returns for the Company, the S&P 500 Composite Index and an index of peer companies selected by the Company for the period since September 30, 1993. The comparison assumes $100 was invested on September 30, 1993 in the Company's Common Stock and in each of the two indices and assumes reinvestment of dividends. Companies in the peer group are as follows:
  K2, Inc. (f/k/a Anthony Industries, Inc.), Escalade, Inc., Johnson Worldwide Associates, Inc. and Genesis Direct. Genesis Direct, a mail order company that went public in March 1998 was added to the Peer Group Index for the first time and replaces Ajay Sports, Inc., which was recently delisted. Media General Financial Services provided the information in the graph.

                 COMPARE 5-YEAR OF CUMULATIVE TOTAL RETURN
                      AMONG SPORTS SUPPLY GROUP, INC.,
                     S&P 500 INDEX AND PEER GROUP INDEX

                           [PERFORMANCE GRAPH]

                           FISCAL YEAR ENDING
                     09/30/93   09/30/94   09/30/95   09/30/96   09/30/97  09/30/98
SPORT SUPPLY GROUP    100.00      99.56      90.36      40.74      57.87      52.78
PEER GROUP INDEX      100.00     118.83     120.29     131.62     137.85     104.81
S&P 500 INDEX         100.00     103.69     134.53     161.89     227.38     247.94

The Customer Selected Stock List is made up of the following securities:

Escalade Inc.
Genesis Direct Inc.
Johnson Worldwide Assoc.
K2 Inc.

  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the graph by reference.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Emerson, one of the nation's largest volume consumer electronics distributors, directly and through subsidiaries, designs, sources, imports and markets a variety of video and audio consumer electronics and microwave oven products. On August 1, 1996, Emerson and Emerson Radio HK, filed a Schedule 13D with the SEC. Pursuant to the Schedule 13D, Emerson HK reported that it acquired 669,500 shares of the Company's Common Stock (the "Initial Shares").

       On December 10, 1996, Emerson acquired directly from the Company (i) an additional 1,600,000 shares of newly-issued Common Stock (the "New Shares') for an aggregate consideration of $11,500,000, or approximately $7.19 per share, and (ii) 5-year warrants to acquire an additional 1,000,000 shares of Common Stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments (the "Emerson Warrants") for an aggregate consideration of $500,000. In addition, Emerson agreed to arrange for foreign trade credit financing of $2 million for the benefit of the Company to supplement the Company's existing credit facilities.

       Prior to the exercise of any of the Emerson Warrants, Emerson and Emerson HK own approximately 30% of the issued and outstanding shares of Common Stock. If Emerson exercises all of the Emerson Warrants, Emerson will own approximately 38% of the issued and outstanding shares of Common Stock.

       Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement"), the Company granted to Emerson and Emerson HK certain demand and incidental registration rights with respect to the resale of the shares of Common Stock they own, as well as on the exercise and resale of the shares of Common Stock Emerson may acquire under the Warrant Agreement governing the Emerson Warrants.

       The total consideration paid by Emerson pursuant to the Emerson Agreement was $12 million, of which $11,500,000 was attributable to the 1,600,000 New Shares and $500,000 was attributable to the Emerson Warrants. The $12,000,000 purchase price was borrowed by Emerson from Congress Financial Corporation ("Congress"), Emerson's United States senior secured lender, under the terms of Emerson's existing credit facility and in accordance with the terms of the consent obtained from Congress. Pursuant to a Pledge and Security Agreement, Emerson pledged to Congress the New Shares and the Emerson Warrants together with all proceeds thereof and all dividends and other income and distributions thereon or with respect thereto and all rights of Emerson to have the New Shares (and any shares of Common Stock acquired through the exercise of the Emerson Warrants as permitted by Congress) registered under the Registration Rights Agreement. During fiscal 1998, Congress released its lien on 1,100,000 of the New Shares.

       The Company's Board of Directors now includes the following people that are associated with Emerson: Geoffrey P. Jurick, who beneficially owns approximately 60.5% of Emerson's issued and outstanding common stock and is Emerson's Chairman, Chief Executive Officer and President; John P. Walker, Emerson's Executive Vice President and Chief Financial Officer; and Peter G. Bunger. Mr. Jurick is currently the Chairman of the Board and Chief Executive Officer of the Company. Mr. Walker is currently the President, Chief Operating Officer and Chief Financial Officer of the Company. Mr. Bunger is a director of both companies and serves on the Compensation Committee of each company. Mr. Jurick and Mr. Walker have employment agreements with Emerson and the Company and split their time between the two companies. Terrence M. Babilla, the Company's General Counsel, also provides certain legal services to Emerson.

       During  fiscal  1997,  the  Company  and  Emerson  entered  into   a
  Management Services Agreement in an effort to utilize the Company's excess capacity and to enable Emerson to reduce certain costs. The Management Services Agreement implements a program whereby the Company performs certain services for Emerson in exchange for a fee. The services include human resources, banking, computer/management information systems, payables management, warehouse services (including subleasing warehouse storage space), provision of office space, design services and financial management services. During fiscal 1998, Emerson paid, or has agreed to pay, the Company $150,000 in reimbursement of salary and bonus paid by the Company to Mr. Walker for the benefit of Emerson. See "Executive Compensation and Other Information-Summary Compensation Table." The Management Services Agreement may be terminated by either party upon sixty-(60) day's prior notice. During fiscal 1998, the Company invoiced Emerson approximately $604,000 for services provided to Emerson, all of which has been paid.

       In connection with the execution of his employment agreement with the Company, John P. Walker, the Company's President, Chief Operating Officer and Chief Financial Officer, agreed to relocate his residence to the general locality of the Company's principal executive offices. To assist in such relocation, the Company provided an interest-free bridge loan of $100,000 to Mr. Walker to be secured by his new residence. The term of the loan is due to be repaid on March 31, 1999.

       Pursuant to Emerson's bankruptcy restructuring plans on March 31, 1994, 30 million shares of Emerson's common stock were issued to GSE, FIN and Elision (the "Affiliated Entities). The Affiliated Entities are all affiliates of Geoffrey P. Jurick. Mr. Jurick is the Chairman of the Board, Chief Executive Officer and President of Emerson, and the Chairman of the Board and Chief Executive Officer of the Company, and a beneficial owner of approximately 60.5% of the issued and outstanding shares of Emerson's common stock. On June 11, 1996, a Stipulation of Settlement and Order (the "Settlement Agreement") was executed, which settles various legal proceedings in Switzerland, the Bahamas and the United States. The Settlement Agreement provides for, among other things, the payment by Mr. Jurick and his Affiliated Entities of $49.5 million to various claimants of Mr. Jurick and the Affiliated Entities (the "Creditors"), to be paid from the proceeds of the sale of certain of the 29,152,542 shares of Emerson common stock (the "Settlement Shares") owned by the Affiliated Entities. In addition, Mr. Jurick is to be paid the sum of $3.5 million from the sale of the Settlement Shares. The Settlement Shares are to be sold over an indeterminate period of time by a financial advisor, initially TM Capital (the "Advisor"). The Advisor is formulating a marketing plan taking into consideration (i) the interests of Emerson's minority stockholders, and (ii) the goal of generating sufficient proceeds to pay the Creditors and Mr. Jurick as quickly as possible. The Settlement Shares have been divided into two pools. The Pool A Shares currently consist of 15,286,172 shares of Emerson's common stock. The Pool B Shares currently consist of the number of Emerson shares with respect to which Mr. Jurick must retain beneficial ownership of voting power to avoid an event of default arising out of a change of control of Emerson pursuant to the terms of Emerson's Loan and Security Agreement with Congress and/or the Indenture governing Emerson's 8-1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures").

       All of the Settlement Shares secure payment of the $49.5 million owed to the Creditors on a first priority basis. Any Creditor may apply to the Court for an order to terminate the Settlement Agreement if certain events occur. Such events include, without limitation, delisting of the Settlement Shares from a national securities exchange or a determination that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be achieved. In November 1997, Petra Stelling and Barclays Bank filed a Motion with the Court for an Order (i) terminating the Settlement Agreement on the ground that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be accomplished, and (ii) granting the Creditors authorization to exercise all the rights and remedies provided by the Settlement and Pledge Agreements in the event of termination including authorizing the Collateral Agent to sell the Emerson Shares to fund payment of the settlement amount and to vote the Emerson Shares pending such sale, directing the entry and release of the Consent Judgments, authorizing Petra Stelling to enforce a judgment against Mr. Jurick in Switzerland, and for such other relief as the Court deems appropriate. If the Court enters an order terminating the Settlement Agreement, the Creditors may take any action permitted by law to execute the Consent Judgments given to them in connection with the Settlement Agreement to collect the unpaid balance (including, without limitation, foreclosing on the Settlement Shares). If the Creditors foreclose on the Settlement Shares and such foreclosure results in a change of control (as defined in the Indenture governing the Debentures) of Emerson, such foreclosure will be deemed an event of default under Emerson's Senior Secured Credit

  Facility, entitling the holders to accelerate payment of such indebtedness. In addition, if a change of control (as defined in the Indenture governing the Debentures) occurs, each of the holders of the Debentures, subject to the right of the Senior Secured Creditors to impose a 120 day payment block, has the right to require Emerson to repurchase its Debentures at the par value thereof plus accrued but unpaid interest. Any such acceleration would have a material adverse effect on Emerson and could result in a change of control of SSG.

                        SECTION 16(a) BENEFICIAL OWNERSHIP
                            REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal 1998, its officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the Company's equity securities, except Adam Blumenfeld was late in filing his Form 3.

                            STOCKHOLDER PROPOSALS

       A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by August 19, 1999 will be included in the Company's proxy statement and form of proxy for that meeting. If a stockholder desires to bring a proposal before the next annual meeting and such proposal is not timely submitted for inclusion in the Company's proxy statement, the proposal must be received by the Company no later than November 2, 1999.


                      PERSONS MAKING THE SOLICITATION

       The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The Company will pay the cost of soliciting proxies in the accompanying form. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                      INDEPENDENT PUBLIC ACCOUNTANTS

       Effective June 20, 1997, the Company appointed Ernst & Young LLP as its independent auditors for the fiscal year ending September 26, 1997, to replace the firm of Arthur Andersen LLP, who was dismissed as auditors of the Company effective June 20, 1997. The decision to change auditors was recommended by the Audit Committee of the Board of Directors and approved by the Company's Board of Directors.

       The report  of  Arthur  Andersen  LLP  on  the  Company's  financial statements for the year ended November 1, 1996 (which financial statements are included in the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1998) did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

       During the year ended November 1, 1996, and the subsequent interim period prior to June 20, 1997, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

       The Company had not consulted with Ernst & Young LLP during the fiscal year ended November 1, 1996, or subsequent interim periods prior to June 20, 1997, on either the application of accounting principles or the type of opinion Ernst & Young LLP might issue on the Company's financial statements.

       Ernst & Young LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the current year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                OTHER MATTERS

       The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.
                             FINANCIAL STATEMENTS

       The Company will provide a copy of the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1998 (exclusive of exhibits), without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person. Requests should be directed to Investor Relations (Attention: John P. Walker), Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234.


                                By Order of the Board of Directors,


                                /s/ Terrence M. Babilla
                                TERRENCE M. BABILLA
                                Secretary

                             FRONT OF PROXY CARD

                          SPORT SUPPLY GROUP, INC.
               Board of Directors Proxy for the Annual Meeting
           of Stockholders at 2:00 p.m., Friday, January 29, 1999
                           Bent Tree Country Club
                            5201 Westgrove Drive
                            Dallas, Texas  75248

       The undersigned stockholder of Sport Supply Group, Inc. (the "Company") hereby appoints Geoffrey P. Jurick and John P. Walker, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

                         (Continued on reverse side)

                             BACK OF PROXY CARD

    (1) To elect five directors for a one-year term

    FOR all nominees listed below                 WITHHOLD AUTHORITY
    (except as provided to the                    to vote for all
    contrary below)  [ ]                          nominees below   [ ]


    Geoffrey P. Jurick, John P. Walker, Peter G. Bunger, Johnson
    C.S. Ko, and Thomas P. Treichler.

    (INSTRUCTION:  To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided below):


    (2) To transact such other business as may properly come before the meeting and any adjournment(s) thereof.


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

  Receipt herewith of the Company's 1998 Annual Report and Notice of Meeting and Proxy Statement, dated December 17, 1998, is hereby acknowledged.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED
  ENVELOPE.

  PLEASE SIGN, DATE AND MAIL TODAY.


                                      Dated:
                                      ____________________________________

                                      ____________________________________

                                      ____________________________________
                                            (Signature of Stockholder(s))

                                          (Joint owners must EACH sign.
                                          Please sign EXACTLY as your
                                          name(s) appear(s) on this card.
                                          When signing as attorney,
                                          trustee, executor, administrator,
                                          guardian or corporate officer,
                                          please give your FULL title.)

  December 9, 1998


  Dear Shareholders:

  As you may be aware, there have been substantial changes at Sport Supply Group over the last several years. It has been my pleasure and privilege to have been a part of these changes as executive vice president, chief financial officer and director, which have resulted in successfully restoring the company to growth and profitability. Now, as president of Sport Supply, I want to personally introduce myself and lay out to you the opportunities that lie before us and our strategy to turn these opportunities into value for our shareholders.

  First, I would like to summarize what we have accomplished in the past two years:

       . Increased net earnings by approximately 700%
       . Increased earnings before income tax (EBIT) by approximately 800% . Grew revenue by 23%
       . Divested unprofitable operations
       . Reduced debt (using cash flow) from 45% to 6% of total capital
       . Increased cash flow per share from $0.36 to approximately $1.00

  Essentially, we restructured Sport Supply Group to allow for growth while keeping fixed costs relatively flat. In addition, we reduced the company's debt load, which put our capital structure in great shape. Since the first of 1997, we grew sales from $79.1 million to $97.3 million with less debt, meaning we moved products through our distribution pipeline faster and more efficiently. We believe our profit margins will continue to grow as a result of the full realization of programs initiated in 1998 and others under development and planned for 1999.

  Now our plan focuses on generating higher sales growth. We are excited about the programs being implemented today that should achieve our target of 15% annual sales growth. These strategies include:

  Pursuing new, high-growth institutional sport and fitness niche markets. We have entered two new markets. First, youth sports and physical education, including early childhood development facilities, represent a $2.3 billion market growing at 25%+ annually. Second, with the ATEC acquisition, we are experiencing similar sales growth in baseball pitching machines, accessories and other product line developments.

  Rapidly evolving from a passive catalog-order business to an aggressive sales organization. Once selling only through direct-mail catalogs, we have built a national sales force of 25 professionals who develop, monitor and enhance customer relations and sales. The company also employs marketing programs such as physical fitness "edu-tainment" seminars (using our equipment), team fund raisers to help purchase uniforms and equipment, customer advisory boards on products and practices, and other programs that actively involve our customers.

  Introducing new and broader product lines. We are also building sales with exclusive new product lines under such name brands such as MacGregor, Huffy, Champion and ATEC.

  Capturing market share through competitive pricing and enhanced customer service. Since we manufacture 40% of our merchandise, and negotiate high volume purchasing discounts on the balance of our products, Sport Supply is extremely price competitive while still able to generate operating margins of 11%. As well, we believe we are a leader in customer service because of internal quality and manufacturing controls, along with a staff devoted to following through and getting it right.

  Making acquisitions to gain market share and add products lines. In a $5.5 billion market comprised of numerous regional dealers and retailers, Sport Supply is always pursuing additional acquisition opportunities. With long-term debt of only $5.2 million and cash flow of nearly $1.00 per share in 1998, we have the financial capacity to fund targeted opportunities.

  In addition, we have made a substantial investment in hardware and software, so that by early 1999 we will be fully internet capable. This means we will be able to open new customer accounts, take orders, provide product specifications, and communicate with our customers in every way over the internet. We expect to be one of the first companies in our industry to be able to completely service institutional accounts by way of the internet. Our site is currently open and I invite you to visit us at www.sportsupplygroup.com.

  I am excited to be a part of the revitalized vision of success at Sport Supply. With the company re-focused on its core business, our plan is to become the most convenient and reliable one-stop sports equipment supplier to the institutional market through catalog, direct and internet sales channels. We have set very aggressive goals for the company and, based on our accomplishments thus far, we have every reason to believe in our success.

  I, and everyone at Sport Supply, thank you for your continued support and interest, and look forward to sharing with you our success in 1999 and into the new century. In addition, our 1999 Annual Shareholder meeting will be conducted January 29, 1999 at Bent Tree Country Club in Dallas,
  Texas.   We welcome you to attend and look forward to meeting you personally.

  Respectfully,

  /s/ John P. Walker
  John P. Walker
  President and Chief Operating Officer